Exhibit 16.1
PricewaterhouseCoopers LLP
1300 SW Fifth Avenue
Suite 3100
Portland, OR 97201
Telephone: (971) 544-4000
Fax: (971) 544-4100
May 24, 2007
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Commissioners:
We have read the statements made by TRM Corporation (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K/A of TRM Corporation dated December 29, 2006. We agree with the statements concerning our Firm in such Form 8-K/A. However, we have (a) no basis whatsoever upon which to comment on the current status of the material weaknesses in controls disclosed in such Item 4.01 of Form 8-K/A covering (i) segment disclosures, (ii) the impairment analysis of goodwill and long-lived assets and (iii) inadequate staffing in the United Kingdom or (b) with respect to the current status of any remedial actions taken with respect to such material weaknesses.
Very truly yours,
/s/ PricewaterhouseCoopers LLP